Exhibit 10.1
HEXION HOLDINGS LLC
(the “Company”)
2019 LONG-TERM INCENTIVE PROGRAM
(the “2019 LTI Program”)

I.	Purpose of the Program

To reward associates who are critical to the success of the organization for their contributions to maintaining organizational focus in 2019, during a year of distraction while providing retention into the future. The 2019 LTI Program is designed to deliver performance-based value to participants.

II.	Program Years

This program runs concurrently with the annual Incentive Compensation Plan (“ICP”) year for 2019.

III.	Eligibility for Participation

All associates in executive, leader and professional roles in Hexion Inc. are eligible to participate in the 2019 LTI Program. Participation is based on nomination by the Company’s Compensation Committee of the Board of Managers and the company’s senior leaders.

IV.	Program Performance Measures

Performance measures used in determining a payout under the 2019 LTI Program are the same as the Global Hexion performance measures used in the Company’s 2019 ICP.

I.	Individual Award Targets

The target award for each participant (the “2019 LTI Target”) will be stated in an award letter.

II.	Program Award Structure
The 2019 LTI award is based on achievement of the Global Hexion EBITDA, Cash Flow and EH&S targets specified under the Company’s 2019 ICP as follows:

Performance Measures	Minimum Achievement	Target Achievement	Maximum Achievement
Segment EBITDA (55.0%) % payout of 2019 LTI Target allocable to Segment EBITDA	$440 million 50%	$470 million 100%	$510 million 200%
Cash Flow (35.0%) % payout of 2019 LTI Target allocable to Cash Flow	($60) million 50%	($30) million 100%	$10 million 200%
SIF Incidents (5.0%) % payout of 2019 LTI Target allocable to SIF Incidents	5 incidents 30%	4 incidents 100%	3 incidents 200%
Occupational Illness & Injury Rate (OIIR) (2.5%) % payout of 2019 LTI Target allocable to OIIR	0.60 30%	0.49 100%	0.37 200%
Total Environmental Incidents (ERI) (2.5%) % payout of 2019 LTI Target allocable to ERI	23 incidents 30%	19 incidents 100%	15 incidents 200%

1)	For EBITDA and Cash Flow:

(a)	Above the Minimum Achievement level, each participant earns a payout calculated on a linear path up to and including the Target Achievement level; and

(b)	Above the Target Achievement level, each participant earns a payout calculated on a linear path up to and including the Maximum Achievement level.

2)	Any amount paid will be subject to the employment requirements in Section VII (2) below.

I.	Payment of Awards
All payments to participants under this program will be subject to the conditions set forth below.

1)	Awards earned under the 2019 LTI Program are not vested until paid. Payments of awards earned under the 2019 LTI Program will occur in the third quarter of 2021.

2)
Participants must be actively employed by one of the Company’s subsidiaries on the award payment date in order to be eligible to receive a payment unless, following the final day of the plan year, one of the following situations arises: (i) the participant is involuntarily terminated without cause, (ii) the participant dies or is terminated due to disability, or (iii) the participant retires having reached age 55 with at least ten years of service.

3)	Awards will be paid to participants subject to all statutory tax withholdings.

4)	Aggregate payments made under the 2019 LTI Program shall not exceed the amount approved in advance by the Company’s Compensation Committee.

5)	The Compensation Committee of the Board of Managers of the Company retains the right to amend or adapt the design and rules of the 2019 LTI Program. Local legislation will prevail where necessary.